Exhibit 8.1

[LETTERHEAD OF PIETRANTONI MENDEZ & ALVAREZ LLC]

September 14, 2018

Popular, Inc.

Popular Center Building

209 Muñoz Rivera Ave

Hato Rey, Puerto Rico 00918

Dear Sirs:

We have acted as counsel to Popular, Inc., a Puerto Rico corporation (the “Company”), in connection with the public offering of $300,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 (the “Securities”) of the Company pursuant to a Registration Statement on Form S-3 (File No. 333-225726) (the “Registration Statement”).

We have examined the prospectus supplement relating to the Securities (the “Prospectus Supplement”), dated September 11, 2018, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) and have reviewed the summary of the material United States and Puerto Rico tax considerations of the proposed offering described in the Prospectus Supplement (the “Summary”) appearing under the caption “CERTAIN TAX CONSIDERATIONS.” We have also reviewed such other documents and instruments and have examined such questions of law as we have considered necessary for the purpose of this opinion.

It is our opinion that the statements of law contained in the Summary, subject to the limitations stated in the Summary and below, while not purporting to discuss all United States and Puerto Rico tax ramifications of the offering, are accurate statements of the material United States and Puerto Rico tax consequences to the investors who purchase Securities in the offering described in the Prospectus Supplement.

Our opinion is based upon the review of the Prospectus Supplement and of applicable United States and Puerto Rico income tax statutes, regulations, rulings and decisions, as now in effect. A change in any of the foregoing could necessitate a change in our opinion. In addition, our opinion pertains only to the accuracy of the statements of law contained in the Summary. As to the statements of fact, we are relying upon your representation that such factual matters are accurate.

Popular, Inc.

September 14, 2018

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “CERTAIN TAX CONSIDERATIONS.” In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PIETRANTONI MENDEZ & ALVAREZ LLC